Exhibit 99.1

For Immediate Release

XPLORE Receives More Than $14 Million in

C5 Purchase Orders from Major Utility

Austin, Texas — November 10, 2011 - Xplore Technologies Corp. (OTCQB: XLRT) (“Xplore” or the “Company”), a manufacturer of award-winning rugged tablet PCs, announced today that it has received purchase orders from one of the world’s largest utility companies for the purchase of more than 4,000 of the Company’s newly launched iX104C5 rugged tablet PCs, representing over $14 million in aggregate sales orders.  These C5 tablets are expected to be delivered during the first half of calendar 2012 and will be used to improve the productivity of the customer’s field service operations.

“We believe an order of this magnitude is a watershed event for Xplore and indicates the superiority of Xplore’s fully rugged C5 tablet computer,” stated Philip Sassower, the Company’s Chairman of the Board and Chief Executive Officer.  “We believe the best-in-class feature set of our new C5 tablet clearly differentiated Xplore from the rest of the competition in securing this order.  Further, we believe that our family of offerings continues to favorably position Xplore to serve the expanding global rugged tablet PC market.”

Mark Holleran, President and Chief Operating Officer, said “Winning this order, the largest in our history, demonstrates Xplore’s ability to listen to the marketplace and develop superior rugged mobile solutions.  We took direct input from a Fortune 50 company that understands the demands of rugged working environments and incorporated their feedback into the design of our new C5, resulting in what we believe is the best rugged PC available.  The customer’s needs for its field service technicians were clear: maximize technician up-time in the field; communicate in real-time with their supervisors; order parts without returning to the depot; and update records, all in the most extreme working conditions.  The C5 exceeded the customer’s expectations.”

Holleran added “we are very excited and extremely pleased with this new relationship.  Prior to the receipt of the new orders, we have shipped approximately $1 million of product related to the test pilot program and another separate program initiative.  We believe there are other significant opportunities for this customer that our C5 rugged tablet PC will be well-suited to address.”

About Xplore Technologies®

Xplore (www.xploretech.com) is engaged in the business of developing integrating and marketing mobile wireless Tablet PC computing systems.  The Company’s products enable the extension of traditional computing systems to a range of field and on-site personnel, regardless of location or environment.  Using a range of wireless communication mediums together with the Company’s rugged computing products, the Company’s end-users are able to receive, collect, analyze, manipulate and transmit information in a variety of environments not suited to traditional non-rugged computing devices.  The Company’s end-users are in markets that include utility, warehousing/logistics, public safety, field service, transportation, manufacturing, route delivery, military and homeland security.

Xplore Contact Information:

For Media or U.S. Investor Information Contact:

Martin Janis & Company, Inc.

Beverly Jedynak

Tel: (312) 943-1123 (Direct)

Email:bjedynak@janispr.com

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Xplore’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by Xplore with securities regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Xplore does not intend and does not assume any obligation to update these forward-looking statements.